Eden Bioscience Announces Second Quarter 2006 Financial Results

BOTHELL, WA -- 08/03/2006 -- Eden Bioscience Corporation (NASDAQ: EDEN), which develops, manufactures and markets innovative, natural protein-based products for improving crop production and protecting plants, today announced financial results for its second quarter ended June 30, 2006.

Product sales, net of sales allowances, for the second quarter of 2006 were $1,760,000, which compares to net product sales of $1,677,000 in the same period of 2005. Net loss in the second quarter of 2006 was $5.6 million, or $0.69 per weighted average common share, compared to a net loss of $1.4 million, or $0.17 per weighted average common share, in the second quarter of 2005. In the first-half of 2006, Eden continued to incur losses from operations and actual sales and growth rates for the first-half of 2006 were significantly lower than expected. As a result, the carrying value of long-lived assets exceeded estimated future undiscounted cash flows expected from the use of these assets. Consequently, in connection with the preparation of Eden's financial statement for the second quarter, Eden concluded on July 31, 2006 that a charge for impairment to its property and equipment is required and a $4.9 million impairment loss was recognized at June 30, 2006 to write the assets down to their estimated fair value. The impairment charge does not result in cash expenditures.

"This quarter is the first time in our history that our quarter-end cash balance has increased as a result of operations over the proceeding quarter," said Rhett Atkins, President and CEO, "but our net sales increase is below expectations and necessitated an impairment loss be recorded on long-lived assets. Net sales for the quarter are up 5% when compared to the second quarter of 2005 and first-half net sales are up 20% when compared to the first-half of 2005. Net sales in the US agricultural market are up 18% for the second quarter of 2006 compared to 2005 and are up 46% for the first-half of 2006 when compared to the first-half of 2005. Second quarter 2006 sales outside the US are down 42% when compared to 2005 and first-half sales are down 68% when compared to first-half 2005 sales. Second quarter sales of products incorporating our new harpin(AB) protein are up 22% while sales of products using the first generation harpin(EA) protein are down 24% when compared to second quarter 2005. Sales of products incorporating the harpin(AB) protein are up 66% for the first-half of 2006 while sales of products using the harpin(EA) protein are down 16% when compared with the first-half of 2005. The reduction in sales of harpin(EA) products for this year is a result of lower Messenger sales in Spain. Although sales of newer harpin(AB) were in line with our expectations, sales of Messenger in ag markets continues to be below our expectations. The continued poor sales performance of Messenger is not producing the results we need for success and does not justify our current business model. The Board of Directors is examining strategic alternatives for the future."

Cash and investments as of June 30, 2006 totaled $5.4 million, compared with $5.2 million at March 31, 2006 and $6.8 million at December 31, 2005.

About Eden Bioscience

Eden Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called "harpins," which activate a plant's intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 11816 North Creek Parkway N., Bothell, WA 98011-8201, 425-806-7300; www.edenbio.com.

(c) 2005 Eden Bioscience Corporation. Always read and follow label instructions before buying or using this product. Messenger® and Eden Bioscience® are registered trademarks of Eden Bioscience Corporation.

FORWARD-LOOKING STATEMENTS: Certain statements contained in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, unsuccessful development and commercialization of our products; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; unsuccessful research in specific target crops; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect the Company's financial results is included in Eden Bioscience's most recent annual report on Form 10-K and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.

               EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED BALANCE SHEETS
                                (Unaudited)

                                                 June 30,    December 31,
                                                   2006          2005
                                               ------------  ------------
                      ASSETS
Current assets:
 Cash and cash equivalents                     $  5,442,423  $  6,825,652
 Accounts receivable, net of sales allowances     1,213,145       212,213
 Inventory, current                                 785,708     1,713,274
 Prepaid expenses and other current assets          381,101       580,938
                                               ------------  ------------
  Total current assets                            7,822,377     9,332,077
Inventory, non-current                            1,955,050     1,910,280
Property and equipment, net                         752,239     5,967,122
Other assets                                        288,516       287,704
                                               ------------  ------------
  Total assets                                 $ 10,818,182  $ 17,497,183
                                               ============  ============

            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                              $    117,482  $    229,667
 Accrued liabilities                              1,061,025     1,260,405
                                               ------------  ------------
  Total current liabilities                       1,178,507     1,490,072
Other long-term liabilities                         344,590       250,428
                                               ------------  ------------
  Total liabilities                               1,523,097     1,740,500
                                               ------------  ------------
Commitments and contingencies

Shareholders' equity:
 Preferred stock, $.01 par value, 10,000,000
  shares authorized; no shares issued and
  outstanding at June 30, 2006 and December
  31, 2005                                                -             -
 Common stock, $.0025 par value, 33,333,333
  shares authorized; issued and outstanding
  shares - 8,149,554 shares at June 30, 2006
  and 8,135,554 shares at December 31, 2005          20,374        20,339
 Additional paid-in capital                     132,811,522   132,586,598
 Accumulated other comprehensive loss               (35,268)      (42,502)
 Accumulated deficit                           (123,501,543) (116,807,752)
                                               ------------  ------------
  Total shareholders' equity                      9,295,085    15,756,683
                                               ------------  ------------
  Total liabilities and shareholders' equity   $ 10,818,182  $ 17,497,183
                                               ============  ============

                        EDEN BIOSCIENCE CORPORATION AND SUBSIDIARIES

                       CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                       (Unaudited)

                    Three Months Ended June 30,  Six Months Ended June 30,
                    --------------------------  --------------------------
                        2006          2005          2006          2005
                    ------------  ------------  ------------  ------------

Product sales, net
 of sales
 allowances         $  1,760,040  $  1,677,463  $  3,408,427 $  2,831,949

Operating expenses:
  Cost of goods sold     839,572       646,042     1,855,052    1,174,359
  Research and
   development           372,937       986,345       689,475    1,929,072
  Selling, general
   and
   administrative      1,379,502     1,514,786     2,938,288    2,969,490
  Loss on impairment
   of equipment
   and leasehold
   improvements        4,880,516             -     4,880,516            -
  Gain on sale of
   equipment             (26,979)       (6,814)      (44,557)     (23,224)
                    ------------  ------------  ------------ ------------
    Total operating
     expenses          7,445,548     3,140,359    10,318,774    6,049,697
                    ------------  ------------  ------------ ------------
    Loss from
     operations       (5,685,508)   (1,462,896)   (6,910,347)  (3,217,748)
                    ------------  ------------  ------------ ------------

Other income
 (expense):
  Gain on sale of
   investment                  -             -        99,884            -
  Interest income         55,558        71,421       116,672      139,726
  Interest expense             -          (185)            -         (466)
                    ------------  ------------  ------------ ------------
    Total other
     income               55,558        71,236       216,556      139,260
                    ------------  ------------  ------------ ------------

    Loss before
     income taxes     (5,629,950)   (1,391,660)   (6,693,791)  (3,078,488)
Income taxes                   -             -             -            -
                    ------------  ------------  ------------ ------------
    Net loss        $ (5,629,950) $ (1,391,660) $ (6,693,791)$ (3,078,488)
                    ============  ============  ============ ============

                    ------------  ------------  ------------ ------------
Basic and diluted
 net loss per share $      (0.69) $      (0.17) $      (0.82) $     (0.38)
                    ============  ============  ============ ============

Weighted average
 shares outstanding
 used to compute
 net loss per
 share                 8,143,950     8,130,418     8,139,752    8,128,854
                    ============   ===========   ===========  ===========

CONTACT
Bradley S. Powell
Eden Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com